Microsoft Word 10.0.4219;685641_1.DOC
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-K
                            -----------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 3, 2004

                                    MFB CORP.

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

                               0-23374 35-1907258
           (Commission File Number) (IRS Employer Identification No.)

                            4100 Edison Lakes Parkway
                                                             P.O. Box 528
                            Mishawaka, Indiana 46545
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (574) 273-7600

Item 7.           Financial Statements and Exhibits.

         (c)      Exhibits

                  99.1     Press Release dated November 3, 2004.

Item 12. Results of Operations and Financial Condition.

MFB Corp., an Indiana corporation ("Registrant"), issued a press release which was publicly disseminated on November 3, 2004 announcing its results of operations for the quarter and year ended September 30, 2004. A copy of the press release is furnished herewith as Exhibit 99.1. Pursuant to General Instruction B.6 of Form 8-K, this exhibit is not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, but is instead furnished as required by that instruction.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                /s/ Thomas J. Flournoy, Chief Financial Officer
                                 Thomas J. Flournoy, Chief Financial Officer





Dated: November 3, 2004

November 3, 2004
                 Contact: Charles J.Viater

President/CEO

                     MFB Corp. ANNOUNCES EARNINGS FOR FOURTH
                    QUARTER AND YEAR ENDED SEPTEMBER 30, 2004

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial (the "Bank"), reported today consolidated net income on an unaudited basis of $210,000, or $0.15 diluted earnings per share for the three months ended September 30, 2004, a decrease from the $1.11 million, or $0.83 diluted earnings per share for the three months ended September 30, 2003. MFB Corp.'s consolidated net income for the fiscal year ended September 30, 2004 is $1.79 million, or $1.30 diluted earning per share, compared to $2.40 million, or $1.80 diluted earnings per share for the same period last year.

         During the quarter, MFB Financial completed the acquisition of certain assets and assumption of certain liabilities of Sobieski Bank located in South Bend, Indiana. MFB Financial paid Sobieski Bank $407,000 to acquire assets with a book value of $97.7 million and liabilities with a book value of $103.0 million. The Bank recorded intangibles of $5.1 million including goodwill of $2.4 million as part of this transaction. The assets acquired included $8.5 million in cash, $35.8 million in investments, $50.8 million in loans, less $602,000 in loan loss reserves and included $3.2 million in other assets. The liabilities assumed included $68.1 million in deposits, $33.1 million in FHLB advances and $1.8 million in other liabilities. In addition, MFB incurred $440,000 of expenses related to this transaction.

            Charles Viater, President and CEO, stated that "This strategic acquisition in our primary market will position the Bank for continued growth in profitability and market share and will generate greater value for our shareholders over time."

            MFB Corp.'s net interest income before provision for loan losses for the three month period ended September 30, 2004 totaled $3.3 million compared to $2.9 million for the same period last year. For the year ended September 30, 2004, net interest income before provision for loan losses totaled $11.7 million compared to $11.1 million for the same period last year. The increase in net interest income for the three month period was due to an increase in mortgage loan and investment interest income, offset by an increase in FHLB advances expenses. These increases were primarily attributable to the additional assets and liabilities acquired from Sobieski. The increase in net interest income for the year ended September 30, 2004 is primarily from reduced interest expense on FHLB advances partially offset by a reduction in mortgage loan and investment interest income.

                   The provision for loan losses for the fourth quarter ended September 30, 2004 was $150,000 compared to $100,000 for the fourth quarter last year. For the year ended September 30, 2004, the provision for loan losses was $800,000 compared to $1.1 million for the same period last year. The decreased provision for this year is based on several factors including the current economic environment, current and past delinquency trends, change in the character and mix of the loan portfolio, adequacy of collateral on loans and historical and estimated loan charge offs. The quality of MFB Corp.'s loan portfolio has continued to improve as nonperforming assets have declined to $4.2 million at September 30, 2004 from $4.5 million at September 30, 2003, despite a significant increase in the total loan portfolio.

            Total noninterest income decreased from $1.9 million for the fourth quarter last year to $1.3 million for the fourth quarter this year. A mortgage servicing rights valuation impairment charge occurred in the quarter ended September 30, 2004 totaling $175,000 compared to a recovery of $465,000 for the fourth quarter last year. The impairment and recovery on mortgage servicing rights is related to the decline and subsequent recovery in the market value of servicing rights associated with MFB Financial's $207 million mortgage loan servicing portfolio. The values of mortgage servicing portfolios, which are significantly dependent on estimated loan prepayment speeds, have been volatile in the past two years. MFB Corp.'s net income has been significantly affected by this volatility. For the year ended September 30, 2004, total noninterest income was $5.7 million, an increase over the $5.0 million for the same period last year. New and increased service fees on deposit accounts and rental income significantly contributed to the increases for the year. These increases were partially offset by a decline in gains on sale of mortgage loans from last year. For the year ended September 30, 2004, the mortgage servicing rights recovery was $289,000 compared to the impairment charge of $239,000 for the year ended September 30, 2003. The loss on securities for the year ended September 30, 2004 totaling $109,000 is the result of a write down of a equity securities held by MFB Corp. based on current estimates of fair value.

          Noninterest expense increased from $3.1 million for the fourth quarter last year to $4.3 million for the fourth quarter this year. Noninterest expense increased from $11.9 million for the year ended September 30, 2003 to $14.6 million for the year ended September 30, 2004. Occupancy expenses related to the operation of three acquired branches, opening another branch and the expenses related to the acquisition of the new Corporate offices were the significant contributors to this increase. Other areas of increase were salaries and employee benefits, advertising, supplies, consulting expenses related to two major projects and expenses related to the acquisition mentioned above.

            Income tax expense has decreased from last year for both the three month period and year ended September 30 due to decreased income before income taxes.

            MFB Corp.'s total assets of $541.2 million as of September 30, 2004 have increased from the $428.6 million at September 30, 2003 primarily due to the Sobieski Bank acquisition referenced above. Total loans at September 30, 2004 of $399.9 million represented a growth of 25.6% from the $318.2 million last year. Mortgage loans have increased from $134.1 million at September 30, 2003 to $179.1 million at September 30, 2004, commercial loans increased from $154.1 million last year to $181.8 million this year and consumer loans, including home equity loans, increased from $30.0 million last year to $39.0 million this year. Investment securities increased from $40.0 million at September 30, 2003 to $66.0 million at September 30, 2004.

             MFB Corp.'s allowance for loan losses at September 30, 2004 was 1.53% of loans compared to 1.63% at September 30, 2003. The ratio of nonperforming assets to loans declined from 1.43% at September 30, 2003 to 1.07% at September 30, 2004, due to loan charge offs and liquidation of nonperforming loans. For the fourth quarter ended September 30, 2004, net charge offs were $51,000 compared to $615,000 net charge offs for the quarter ended September 30, 2003. Net charge offs for the year ended September 30, 2004 total $526,000 compared to $1.10 million for the same period last year. In management's opinion, the allowance for loan losses is adequate to cover probable incurred losses at September 30, 2004.

            Total deposits increased from $292.1 million last year to $357.9 million this year and Federal Home Loan Bank advances increased from $98.8 million last year to $133.4 million this year primarily due to the acquisition of Sobieski Bank assets and liabilities.

             Total shareholders' equity increased from $34.3 million at September 30, 2003 to $35.9 million at September 30, 2004. The book value of MFB Corp. stock increased from $26.60 at September 30, 2003 to $27.04 at September 30, 2004. At September 30, 2004, MFB Financial remains "well capitalized" by all regulatory standards.

         MFB Corp.'s wholly-owned bank subsidiary, MFB Financial, provides retail and business financial services to the Michiana area through its eleven banking centers in St. Joseph and Elkhart counties. MFB's three newest banking centers acquired as part of the acquisition of certain assets and liabilities of Sobieski Bank are all located in South Bend, Indiana.
         .


                           MFB CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           September 30, 2004 and 2003
                    (In thousands, except share information)

                                                                                            September 30,        September 30,


                                                                                                 2004                 2003
                                                                                           -----------------    -----------------
                                                                                           -----------------    -----------------
      ASSETS
Cash and due from financial institutions                                                         $    9,524           $   13,881
Interest - bearing deposits in other financial institutions - short term                             19,071               26,476
                                                                                           -----------------    -----------------
     Total cash and cash equivalents                                                                 28,595               40,357

Securities available for sale                                                                        66,021               40,029
Other Investments                                                                                    12,628               10,020

Loans held for sale                                                                                   1,034                6,626

     Mortgage Loans                                                                                 179,111              134,052
     Commercial Loans                                                                               181,842              154,106
     Consumer Loans                                                                                  38,972               29,997
                                                                                           -----------------    -----------------
                                                                                           -----------------    -----------------
Loans receivable                                                                                    399,925              318,155
     Less: allowance for loan losses                                                                (6,074)              (5,198)
                                                                                           -----------------    -----------------
          Loan receivable, net                                                                      393,851              312,957

Premises and equipment, net                                                                          19,384                6,090
Mortgage servicing rights                                                                             2,092                1,373
Cash surrender value of life insurance                                                                5,707                5,217
Other assets                                                                                          6,855                5,955
Goodwill & other intangibles                                                                          5,055                    -
                                                                                           -----------------    -----------------

     Total assets                                                                               $   541,222           $  428,624
                                                                                           =================    =================
      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
          Noninterest-bearing demand deposits                                                   $    31,658           $   26,482
          Savings, NOW and MMDA deposits                                                            136,099              107,341
          Time deposits                                                                             190,136              158,283
                                                                                           -----------------    -----------------
               Total deposits                                                                       357,893              292,106

     FHLB advances                                                                                                        98,790
                                                                                           133,443
     Loans from correspondent banks                                                                   6,500                  300
     Accrued expenses and other liabilities                                                           7,480                3,177
                                                                                           -----------------    -----------------
          Total liabilities                                                                         505,316              394,373

Shareholders' equity
     Common stock, no par value, 5,000,000 shares authorized;
          shares issued: 1,689,417-09/30/04 and 9/30/03;
          shares outstanding: 1,329,060-09/30/04 and 1,287,710-9/30/03                               12,486               12,560
     Retained earnings - substantially restricted                                                    32,195               31,022
     Accumulated other comprehensive income (loss),
          net of tax of $48 -09/30/04 and $(36) - 9/30/03                                             (792)                (466)
     Treasury stock, 360,357 common shares - 09/30/04;
          401,707 common shares - 9/30/03, at cost                                                  (7,983)              (8,865)
                                                                                           -----------------    -----------------
          Total shareholders' equity                                                                 35,906               34,251
                                                                                           -----------------    -----------------
               Total Liabilities and Shareholders' equity                                       $   541,222           $  428,624
                                                                                           =================    =================
                                See accompanying notes to (unaudited) consolidated financial statements


                                                                 MFB CORP. AND SUBSIDIARY
                                                       Consolidated Statements of Income (Unaudited)
                                                  Three Months and Year Ended September 30, 2004 and 2003
                                                      (in thousands, except per share information)

                                                       Three Months Ended                     Year Ended
                                                    2004               2003              2004             2003

Total interest income                               $   6,314          $   5,730         $ 22,792         $ 23,327

Total interest expense                                  2,974              2,808           11,089           12,245
                                                --------------     --------------    -------------    -------------
                                                --------------     --------------    -------------    -------------

Net interest income                                     3,340              2,922           11,703           11,082

Provision for loan losses                                 150                100              800            1,110
                                                --------------     --------------    -------------    -------------
                                                --------------     --------------    -------------    -------------

Net interest income after provision for loan
losses                                                  3,190              2,822           10,903            9,972

     Other non-interest income                          1,426              1,405            5,500            5,180
     Mortgage servicing impairment
        recovery(charge)                                (175)                465              289            (239)
     Gain(losses) on investments securities                 -                  -            (109)               40
                                                --------------     --------------    -------------    -------------
Total non-interest income                               1,251              1,870            5,680            4,981

     Salaries and employee benefits                     1,874              1,737            7,021            6,803
     Occupancy and equipment                              877                402            2,740            1,558
     Data processing expense                              181                108              633              596
     Other non-interest expense                         1,399                852            4,164            2,925
                                                --------------     --------------    -------------    -------------
Total non-interest expense                              4,331              3,099           14,558           11,882

Income before taxes                                       110              1,593            2,025            3,071

Income tax expense                                      (100)                485              236              671
                                                --------------     --------------    -------------    -------------
                                                --------------     --------------    -------------    -------------

          Net Income                                 $    210          $   1,108         $  1,789         $  2,400
                                                ==============     ==============    =============    =============
                                                ==============     ==============    =============    =============



Basic Earnings per common share                      $   0.16           $   0.87         $   1.36         $   1.87

Diluted Earnings per common share                    $   0.15           $   0.83         $   1.30         $   1.80
